Exhibit 99.1

                Rogers Corporation Reports Second Quarter Results



    ROGERS, Conn.--(BUSINESS WIRE)--July 20, 2005--Rogers Corporation (NYSE:ROG) announced today that for the second fiscal quarter of 2005, the Company lost $0.54 per diluted share, which includes a non-cash charge involving the impairment of certain long-lived assets and the write down of inventory and receivables within the polyolefin foam operation of $13.2 million, or $0.81 per diluted share, as previously announced on July 7, 2005. Last year Rogers earned $0.68 per diluted share in the second quarter. Excluding the one-time $13.2 million, after-tax impairment charge, non-GAAP net income for this quarter was $4.4 million or $0.27 per diluted share.
    Net sales in the second quarter were $83.4 million, compared to the $93.3 million in the second quarter of 2004. This is in line with the Company's July 7, 2005 revised guidance of approximately $84 million.
    Printed Circuit Materials segment sales totaled $37.0 million, down 22% from the second quarter of 2004. This business segment's operating profit was $4.2 million, compared to $11.5 million a year ago. The primary reason for the sales shortfall was with flexible circuit material sales, which had a number of programs end and some new programs delayed. The Company expects flexible laminate sales to significantly improve in the third quarter as new programs ramp up. High frequency circuit material sales for the quarter were 7% lower compared to last year, which was in line with Company expectations.
    Second quarter sales of High Performance Foams were $22.6 million, up almost 4% from the second quarter of last year. Operating loss for the segment was $19.7 million in the quarter, which includes the non-cash charge involving the impairment of certain long-lived assets and the write down of inventory and receivables within the polyolefin foam operation of $21.4 million. Operating profit in this segment was $1.3 million in the second quarter of 2004. Going forward, the Company expects to see a marked improvement in operating profit from the elimination of unprofitable products from polyolefin foams.
    Sales of Polymer Materials and Components totaled $23.7 million for the quarter, compared to last year's second quarter sales of $24.0 million. Durel sales were up 7% from the second quarter of last year, driven by numerous new adoptions of its flexible keypad lamps. Rogers remains on schedule with the previously announced capacity increase for this business, and expects Durel sales and profit contribution to increase in the coming quarters. The Company's Elastomer Components Division (ECD) sales were down compared to last year, however, during the second quarter of 2004, a significant amount of product was sold in preparation for the business transition to China. This transition was completed in the fourth quarter of 2004. ECD revenues were up 15% sequentially from the first quarter of 2005, and almost all product sold in this quarter was manufactured in China. Bus bar revenues were up slightly over the previous year, and the Company expects sales to steadily increase, as more programs come into production at the new China operation. Rogers expects Polymer Materials and Components operating profit to continue to improve in the third quarter, with increasing returns from the completed and on-going strategic initiatives within each of this segment's businesses.
    Rogers' 50% owned joint ventures had quarterly sales of $21.2 million, versus $18.3 million last year. Sales growth in the Company's two polyurethane foam joint ventures with Inoac and in Polyimide Laminate Systems (PLS) helped overcome the sales decline at the Rogers Chang Chun Technologies (RCCT) flexible circuit material joint venture. Although sales were up in total for the joint ventures, operating results decreased due to the significant sales decline at RCCT and the start-up costs, including increased qualifications trials, at the Rogers Inoac Suzhou joint venture.
    Second quarter gross margin was 29% compared to 34% a year ago and up sequentially over the first quarter gross margin of 27%.
    The Company's cash and short-term investments ended the quarter at $34.1 million, after repurchasing $5.0 million of the Company's common stock in the quarter under its stock repurchase program. Rogers' capital expenditures in the quarter were $7.9 million and inventories were reduced by $2.3 million. The Company remains debt free and capital expenditures continue to be funded from operations.
    Robert D. Wachob, President and CEO, commented, "As we announced in the July 7th press release, the Printed Circuits Materials segment, specifically flexible circuits, was the primary cause of our reduced revenues and profits. Despite the adverse factors affecting this quarter, we are pleased with the up-turn in our flexible laminate order rate. Our capacity expansion for Durel lamps is on schedule, and we expect sequential quarterly growth of more than 20%. We anticipate the High Performance Foams segment to have improved operating profit as a result of eliminating unprofitable polyolefin products. For the third quarter we expect sales to be between $85 and $88 million and earnings per diluted share in the range of $0.36 to $0.40. Commensurate with the sales increase, we also expect gross and operating margins to improve."
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2004 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of July 20, 2005, and Rogers undertakes no duty to update this information unless required by law.


         Additional Information and July 21st Conference Call

    For more information, please contact the Company directly, visit Rogers Web site on the Internet, or send a message by email.

    Web site Address: http://www.rogerscorporation.com

    Financial News Contact: Paul B. Middleton, Acting Chief Financial Officer and Corporate Controller, Phone: 860-774-9605, FAX:
    860-779-4714

    Editorial Contact: Edward J. Joyce, Manager of Investor and Public
    Relations

    Phone: 860-779-5705, FAX: 860-779-5509,
    Email: edward.joyce@rogerscorporation.com

    A conference call to discuss second quarter results will be held on Thursday, July 21st at 9:00AM (Eastern Time).

    The Rogers participants in the conference call will be:

    Robert D. Wachob, President and CEO
    Paul B. Middleton, Acting CFO and Corporate Controller
    Debra J. Granger, Director, Corporate Compliance and Control
    Edward J. Joyce, Manager of Investor and Public Relations

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call:

    1-800-574-8929 Toll-free in the United States
    1-706-634-1907 Internationally.

    There is no passcode for the live teleconference.

    For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern
Time), Thursday July 28, 2005. The pass code for the audio replay is 7939547.

    The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation Web site at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers Web site beginning two hours following the webcast.

    (Financial Statements Follow)


    Consolidated Statements of Income

                              Three Months Ended    Six Months Ended
(IN THOUSANDS, EXCEPT PER       July 3,   July 4,   July 3,   July 4,
 SHARE AMOUNTS)                   2005      2004      2005      2004
--------------------------- ---------- --------- ---------- ---------
Net Sales                     $83,356   $93,323   $169,902  $190,993
Costs and Expenses:
 Cost of Sales(a)              58,979    61,657    122,295   125,941
 Selling and
  Administrative(b)            15,122    13,402     29,350    28,896
 Research and Development       5,177     4,926     10,236     9,569
   Impairment Charge(c)        20,030         -     20,030         -
                            ---------- --------- ---------- ---------
Total Costs and
 Expenses(d)                   99,308    79,985    181,911   164,406
                            ---------- --------- ---------- ---------
Operating Income (Loss)       (15,952)   13,338    (12,009)   26,587
 Other Income (Loss) less
  Other Charges                  (321)    2,375      2,252     5,356
 Interest Income/(Expense),
  Net                             134        22        362       100
                            ---------- --------- ---------- ---------
Income (Loss) Before Taxes    (16,139)   15,735     (9,395)   32,043
 Income Taxes                  (7,325)    3,934     (5,707)    8,010
                            ---------- --------- ---------- ---------
Net Income (Loss)             $(8,814)  $11,801    $(3,688)  $24,033
                            ---------- --------- ---------- ---------
Net Income (Loss) Per
 Share:
 Basic                         $(0.54)    $0.72     $(0.23)    $1.48
 Diluted                       $(0.54)    $0.68     $(0.23)    $1.40
Shares Used in Computing:
 Basic                         16,271    16,390     16,338    16,283
 Diluted                       16,271    17,247     16,338    17,110

    (a) Includes $1,158 write down of inventory associated with the polyolefin foam operation

    (b) Includes $440 of receivable write offs associated with the polyolefin foam operation

    (c) Includes $19,766 of charges related to impairment of long-lived assets associated with the polyolefin foam operation and $264 related to the impairment of a held-for-sale building formerly used for the Elastomer Components Division in Windham, CT.

    (d) Including Depreciation and Amortization of: 2005 - $5,197 & $10,476; 2004 - $4,215 & $9,004


    Consolidated Balance Sheets

(IN THOUSANDS)                                     July 3,    Jan. 2,
                                                     2005       2005
----------------------------------------------- ---------- ----------
Assets
 Current Assets:
   Cash and Cash Equivalents                      $34,092    $37,967
   Short-term Investments                               -      2,000
   Accounts Receivable, Net                        52,156     57,264
      Accounts Receivable - Joint Ventures          6,523      5,176
      Note Receivable, Current                      2,100      2,100
   Inventories                                     42,634     49,051
      Asbestos-related insurance receivables        7,154      7,154
   Other Current Assets                            12,590     12,222
                                                ---------- ----------
     Total Current Assets                         157,249    172,934
                                                ---------- ----------
 Notes Receivable, Long-term                        4,200      4,200
 Property, Plant and Equipment, Net               123,863    140,384
 Investment in Unconsolidated Joint Ventures       17,484     18,671
 Pension Asset                                      5,831      5,831
 Goodwill and Other Intangible Assets, Net         23,187     29,072
   Asbestos-related insurance receivables          28,803     28,803
 Other Assets                                       5,388      5,300
                                                ---------- ----------
     Total Assets                                $366,005   $405,195
                                                ---------- ----------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                               $14,387    $21,117
   Accrued Employee Benefits and Compensation      14,718     18,427
      Asbestos-related insurance liabilities        7,154      7,154
   Other Current Liabilities                       11,192     10,689
                                                ---------- ----------
     Total Current Liabilities                     47,451     57,387
                                                ---------- ----------
 Noncurrent Deferred Income Taxes                   5,236     14,111
 Noncurrent Pension Liability                      12,769     14,757
 Noncurrent Retiree Health Care & Life
  Insurance Benefits                                6,483      6,483
   Asbestos-related insurance liabilities          29,045     29,045
 Other Long-term Liabilities                        1,441      2,045
 Shareholders' Equity                             263,580    281,367
                                                ---------- ----------
     Total Liabilities and Shareholders' Equity  $366,005   $405,195
                                                ---------- ----------

    These statements are subject to year-end audit.

              (Reconciliation of Non-GAAP Figures Follow)


    Reconciliation of Non-GAAP Net Income
    -------------------------------------
GAAP Net Income (Loss), Millions                              $(8.8)
Less Non-cash Impairment Charge, Millions                      13.2
--------------------------------------------------------------------
       Non-GAAP Net Income (Loss), Millions                    $4.4



    Reconciliation of Non-GAAP Earnings (Loss) per Share
    ----------------------------------------------------
GAAP Earnings (Loss) per Share (Basic and Diluted)            $(0.54)
Less Non-cash Impairment Charge per share                       0.81
---------------------------------------------------------------------
       Non-GAAP Earnings (Loss) per Share (Basic and Diluted)  $0.27


    Notes to our Non-GAAP Financial measures:
    ----------------------------------------

    Rogers believes that net income from continuing operations and diluted earnings per share, excluding the effect of the asset impairment related to the Company's polyolefin operation, is a measure that should be presented in addition to income determined in accordance with generally accepted accounting principles (GAAP) and is useful to investors. The following matters should be considered when evaluating these non-GAAP financial measures:

    -- Rogers reviews the operating results of its businesses excluding the impact of any asset impairment because it provides an additional basis of comparison. We believe that these events are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes such charges should be excluded in order to compare past, current and future periods.

    -- Asset impairments principally represent adjustments to the carrying value of certain assets and do not typically require a cash payment.

    -- Asset impairments are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about asset impairment and related charges.

    CONTACT: Rogers Corporation
             Edward Joyce, 860-779-5705
             Fax: 860-779-5509
             E-mail: edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com